EXHIBIT 10.1
SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (“Agreement”) is entered into as of February 15, 2010 by and between CDEX Inc., a corporation organized under the laws of the State of Nevada (the “Company”), on the one hand, and each Person set forth on the signature page hereto as a “Purchaser” hereunder (each a “Purchaser” and collectively the “Purchasers”), on the other hand.

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, Notes of the Company in a PIPE Transaction as set forth herein;

WHEREAS, Gemini Master Fund, Ltd. (“Gemini”) holds that certain 12% Senior Convertible Note of the Company issued to it on or about June 25, 2008 in the original principal amount $1,086,956.52 (as amended to date, the “Gemini Note”), which Gemini Note currently has an outstanding principal balance, together with all accrued and unpaid interest thereon, equal to $1,151,100.33 as of the date hereof;

WHEREAS, an entity controlled by Malcolm H. Philips, Jr., Chief Executive Officer of the Company (“Philips”), holds those certain promissory notes of the Company, issued to him at various times for various principal amounts (as amended to date, the “Philips Notes”), which Philips Notes currently have an aggregate outstanding principal balance, together with all accrued and unpaid interest thereon, equal to $247,114.82 as of the date hereof;

WHEREAS, certain other Persons (“Creditors”) hold either promissory notes of the Company, issued to them at various times for various principal amounts (as amended to date, the “Other Notes”), or trade claims against the Company for amounts past due to such Person from the Company (“Creditor Claims”);

WHEREAS, Gemini wishes to exchange its Gemini Note, Philips wishes to exchange his Philips Notes, and certain Creditors wish to exchange their Other Notes or Creditor Claims, for the new Notes being issued hereunder; and

WHEREAS, the remaining Purchasers hereunder (and Philips in addition to the above-referenced exchange) wish to purchase Notes in exchange for cash hereunder;

NOW THEREFORE, in consideration of the foregoing premise and the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Purchaser agree as follows:

1.            Incorporation by Reference; Definitions.

(a)
Incorporation.  This Agreement incorporates by reference, as if set forth herein in its entirety and including without limitation all terms, conditions and provisions set forth therein, the PipeFund Services Organization Standard Transaction Document labeled GTC 1-10 (General Terms and Conditions) available and accessible at www.pipefund.com (“PST Document GTC”); provided, however, that (1) all terms and conditions are to be read and interpreted in light of this Agreement including all schedules, enclosures and attachments hereto, and (2)  to the extent any of the terms, conditions or provisions of this Agreement (without such incorporation) contradict or conflict with the terms, conditions or provisions of PST Document GTC, this Agreement shall control.

(b)
Defined Terms.  Each initially capitalized term used but not defined in this Agreement (including PST Document GTC as incorporated herein pursuant to the preceding Section), and each initially capitalized term used but not defined in any other Transaction Document, shall have the meaning ascribed thereto in the PipeFund Services Organization Standard Transaction Document labeled 1-10 DEF (Definitions) available and accessible at www.pipefund.com.

(c)	PipeFund Transaction Code. This Securities Purchase Agreement shall be known as “Securities Purchase Agreement #CEXI-10-A”.

2.            Securities.  The Company agrees to issue and sell, and each Purchaser agrees to purchase, severally and not jointly, in consideration for payment by such Purchaser of its Subscription Amount indicated on such Purchaser’s signature page hereto, upon the terms and conditions contained in this Securities Purchase Agreement, 10% Senior Convertible Notes of the Company, in the form attached hereto as Exhibit A (“Notes”), with an aggregate original principal amount equal to such Purchaser’s Subscription Amount, which Notes shall (i) bear interest at 10% per annum, (ii) be convertible into shares of Common Stock as set forth in the Notes, and (iii) have a maturity date of February 15, 2012, subject to acceleration of such date as set forth therein.  On or prior to the Offering Termination Date, the Company may issue to any Creditor Notes with an original principal amount equal to the amount of indebtedness under Creditor Claims which is being cancelled in exchange for such Notes.

3.            Closing.  Notwithstanding anything to the contrary contained in Section 2.3(b) of PST Document GTC:

(a)
Gemini Exchange.  Gemini shall pay for the Note being purchased hereunder at Closing solely by exchanging and surrendering to the Company its Gemini Note for a new Note with an original principal amount equal to the outstanding balance (including principal and accrued interest thereon) of the Gemini Note as of the Closing Date, and no other value or consideration shall be paid or payable by Gemini for the purchase of such new Note.

(b)
Philips Exchange.  Philips shall pay for the Note being purchased hereunder at Closing solely by exchanging and surrendering to the Company all of the Philips Notes for a new Note with an original principal amount equal to the aggregate outstanding balance (including principal and accrued interest thereon) of the Philips Notes as of the Closing Date, and no other value or consideration shall be paid or payable by Philips for the purchase of such new Note.

(c)
Purchasers.  Each of Gemini and Philips and each other Creditor purchasing Notes hereunder shall constitute a “Purchaser” under the Transaction Documents notwithstanding the foregoing payment for Notes by exchange of securities.

4.            Specific Terms.

(a)
The Minimum Aggregate Investment Amount shall be $400,000 of new cash investments into the Company, $200,000 of which shall be from Philips or an Affiliate of Philips.  The Maximum Aggregate Investment Amount (and for clarification the maximum principal amount of Notes which may be issued to Purchasers and Creditors) shall be $4,000,000.

(b)	The Bulletin Board shall be an Eligible Market.

(c)	Requisite Purchasers means 67%-in-Interest of the Purchasers.

(d)	The Offering Termination Date shall be April 1, 2010.

5.            Escrow.  Stephen McCommon (“Escrow Agent”) shall act as funds escrow agent for the Closing of the Transactions pursuant to those certain Funds Disbursements Agreements entered or to be entered into by the Escrow Agent with the Company to serve in such capacity for the Closing.  There shall be no Documents Escrow Agent for the Closing.  The Company represents that the Escrow Agent is holding $450,000 in cash in escrow pending Closing of the Transactions.

6.            Expenses.  At the Closing or promptly thereafter, the Company shall pay or reimburse to Gemini’s counsel (“Expense Payee”) a non-refundable, non-accountable sum equal to $20,000 for documentation of the Transactions, which amount shall be deducted and paid from Closing proceeds.

7.            Company Address for Notices:

Company: CDEX Inc. 4555 South Palo Verde Road Suite 123 Tucson, AZ 85714 Facsimile: 520-514-6394 Email: smccommon@cdex-inc.com Contact person: Stephen McCommon, CFO	With a copy to: Mary Payton O'Hara Madama Griffitts O'Hara LLP 450 Park Avenue South, Eighth Floor New York, NY 10016 Facsimile: (212) 209-5460 Email: mohara@madama-law.com
8.            Modifications and Additional Terms.

(a)
Additional Documents.  In addition to the those items set forth in Section 2.3(a)(viii) of PST Document GTC, on the Closing Date the Company shall deliver or cause to be delivered to each Purchaser the following:

(i)
a Security Agreement, in substantially the form of Exhibit B attached hereto, duly executed by the Company (for clarification, no security interest is created thereunder unless and until the Company has failed to satisfy either Milestone 1 or Milestone 2 under the Notes (as such terms are defined in the Notes)); and

(ii)
irrevocable Lock-Up Agreement, in substantially the form of Exhibit C attached hereto, duly executed and delivered by Malcolm Philips for so long as he is subject to the reporting requirements of Section 16 of the Securities Act.

(b)	Modifications to PST Document GTC.

(i)
No Registration Rights.  Sections 6.1 through 6.3 of PST Document GTC are hereby deleted such that the Purchasers shall not have any registration rights except for the piggyback registration rights set forth in Section 6.4 thereof.

(ii)
Use of Proceeds. Notwithstanding anything to the contrary contained in Section 4.9 of PST Document GTC, the proceeds from the transaction will be used only for general corporate purposes with at least $50,000 being used for investor relations to achieve greater exposure of the Company to investors in such manner and with such service providers as are reasonable acceptable to Gemini, at least $25,000 of which shall be spent by June 1, 2010.  Of the first $400,000 in cash proceeds received from the sale of the Notes (determined on a first-in, first out basis), no payments will be made to Philips (except for no more than $35,000 in outstanding bona fide expense reports for Company expenditures).  So long as the Gemini Note is outstanding, no payments shall be made on account of indebtedness (including without limitation account payables, deferred compensation or otherwise), provided that the Company may pay (A) any trade payables incurred after the date hereof for services rendered or goods provided to the Company in the ordinary course of business, and (B) from proceeds received up to $450,000, up to $286,000 in the aggregate for any trade payables (which for clarification does not include any deferred compensation, promissory notes, indebtedness for borrowed money, or reimbursement of Company expenses in excess of the $35,000 referenced above) outstanding on the date hereof and Transaction expenses.  To the extent any proceeds are received in excess of $450,000 from any financing up to $4 million, 50% of such proceeds shall be used for payment of principal and interest outstanding on the Notes and 50% can be used for any general corporate purposes.  Any amounts payable to the Noteholders under the preceding sentence shall be shared ratably among the Noteholders, and the portion payable to any Noteholder which is declined in writing by such holder shall be paid to the other Noteholders electing to be repaid pro rata.

(c)	Additional Representations and Warranties.

(i)
Philips Note Balance.  Each of Philips and the Company represents and warrants to the Purchasers that the aggregate outstanding principal balance, together with all accrued and unpaid interest thereon, of the Philips Notes as of the date hereof is equal to the amount set forth in the recitals hereto and shall provide evidence thereof upon the request of any Purchaser.

(ii)
Employees.  The Company represents and warrants to the Purchasers that Schedule 8(c)(ii) attached hereto sets forth those agreements affecting employees which entitle such employees to employment with the Company for a specified term, which Schedule sets forth the end date of each such term and the estimated severance expense to the Company in the event such employment is terminated by the Company without cause prior to such end date.

(d)	Additional Covenants.

(i)	Stockholder Approval.

(A)
Stockholder Meeting.  On or prior to September 30, 2010, the Company shall effect an increase in the number of authorized unissued shares of Common Stock by at least 100 million shares (or effect such other action that has the effect of effectively increasing the number of authorized, unissued and unreserved shares of Common Stock by at least such amount from the number of authorized, unissued and unreserved shares of Common Stock available on the date hereof), and prior to such date the Company shall obtain Stockholder Approval for such increase to the extent required by applicable state or federal laws or regulations or the regulations of any market or self-regulatory agency or organization.  On or prior to June 30, 2010, the Company shall file with the Commission and deliver to its stockholders a notice of meeting and proxy statement or information circular, as required by the Commission, with respect to a Stockholder Meeting which contains a proposal seeking such Stockholder Approval.  Such Stockholder Meeting shall occur within sixty (60) days following the filing of such proxy statement or information circular (75 days if the Commission gives a full review of such proxy and the Company responds to any comments within 5 days).  The Board of Directors of the Company shall recommend to the Company’s stockholders that such proposal be approved, which recommendation shall be contained in such proxy statement or information circular, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement (or as typically solicited by management for management proposals), and all management-appointed proxy holders shall vote their proxies in favor of such Stockholder Approval.  The Purchasers and their counsel shall be entitled to review such proxy statement or information circular prior to filing with the Commission, and such proxy statement or information circular shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If the Company does not obtain such Stockholder Approval at the first such Stockholder Meeting, the Company shall call a Stockholder Meeting every four months thereafter to seek Stockholder Approval until the date on which Stockholder Approval is obtained.

(B)
Failure to Call and Hold Stockholder Meeting.  If the Company fails to (1) file the proxy statement or information circular referred to above or (2) hold the Stockholder Meeting referred to above, in each case prior to the date by which such filing or meeting is required above, then each Purchaser shall have the right to compel the Company to redeem the Notes held by the Purchaser which cannot be converted or exercised due to the maximum issuance amount set forth in Section 3 above, as may be elected by such Purchaser.  The redemption price under the Notes shall be the Mandatory Default Amount (as defined in the Notes).  Such redemption price shall be paid within ten (10) days after the exercise of such redemption right.  If the Company fails to make any cash payments or redemption payments under this subsection in a timely manner, such payments shall bear interest at 24% per annum until paid in full. Without limiting the foregoing, failure to timely obtain Stockholder Approval shall constitute an Event of Default under the Notes.

(C)
Reservation of Underlying Shares.  Section 5.5 of PST Document GTC shall not be effective until September 30, 2010, provided that the number of shares of Common Stock currently reserved for issuance to Gemini upon conversion of the Gemini Note and the warrant issued to Gemini on or about June 25, 2008 for 2,717,391 shares of Common Stock (“Gemini Warrant”) shall remain reserved for issuance to Gemini upon conversion of the new Note purchased by Gemini hereunder and the New Warrant (as defined below).  The Company represents and warrants that such number of shares currently reserved and to be so continued to be reserved equals at least 10,014,313 shares, and Gemini may use shares reserved for exercise of the New Warrant for conversion of its new Note instead or vice-versa or as it may otherwise determine, in each case in the sole discretion of Gemini.

(ii)
Rule 144.  The Company acknowledges and agrees that, for purposes of Rule 144, the holding period for the shares of Common Stock issuable upon conversion or otherwise pursuant to the Note issued to Gemini shall have commenced on June 25, 2008 (the date of original issuance of the Gemini Note), notwithstanding this Agreement and the Transactions.  Without limiting the foregoing, if at any time it is determined that such holding period does not relate back to such date, the Company will promptly cause the registration of all such underlying shares under the Securities Act (without regard to any beneficial ownership or issuance limitations contained in the Note) in accordance with Article VI of PST Document GTC.  In connection with any registration of shares of Common Stock pursuant to this Section, the Company and Gemini shall enter into a registration rights agreement containing customary and reasonable provisions regarding the registration of securities under the Securities Act, consistent with Article VI of PST Document GTC.  Any and all shares of Common Stock issued upon conversion of the Note issued to Gemini hereunder shall be issued free and clear of any and all legends and restrictions thereon.  The new Note being issued to Gemini hereunder is in substitution for and not in satisfaction of the Gemini Note.  Such new Note shall not constitute a novation or satisfaction and accord of the Gemini Note.  The Company hereby acknowledges and agrees that such new Note shall amend, restate, modify, extend, renew and continue the terms and provisions contained in the Note and shall not extinguish or release the Company or any of its Subsidiaries under any Transaction Document or otherwise constitute a novation of its obligations thereunder.  The Company acknowledges that, for any Creditors (which do not currently have Other Notes) which exchange their Creditor Claims for Notes, the Rule 144 holding period for such Notes will commence on the date of issuance of such Notes.

(iii)
Board Seats.  Within 60 days following the first Closing hereunder and for so long as any Notes are outstanding, the Company’s Board of Directors shall consist of up to seven members, which shall include (1) Greg Firmbach, (2) Carmen Conicelli, (3) Don Strickland, (4) the new CEO to be appointed as described in subsection (iv) below, or in each case for clauses (1) through (4) individuals appointed or elected to replace such individuals upon their resignation, (5) one individual designated by the majority of Note Holders (excluding Gemini) as designated by David Lax (one of the Purchasers for cash hereunder) (so long as at least $100,000 in principal amount of Notes are outstanding excluding Gemini’s Notes) (“Noteholder Seat”), and (6) one individual designated by Gemini (so long as Gemini holds at least $100,000 in principal amount of Notes).

(iv)
Management Changes.  Immediately following the first Closing, the Company’s Board of Directors shall begin the process of seeking and retaining a new Chief Executive Officer of the Company (“CEO”) with experience as an executive of a medical company and of a public company.  The Company shall use every effort to conclude such search and hire a new CEO prior to the date which is 60 days following the Closing Date, provided that if it fails to do so by such date then the Company shall appoint an interim CEO and use every effort to conclude such search and hiring as soon as practicable.  Any material information referenced herein shall be publicly disclosed as soon as possible following the Closing Date.

(v)
Lock-Up Agreement.  The Company shall enforce the provisions of the Lock-Up Agreement to the extent it becomes aware of any violation thereof.  The Company agrees not to take any action inconsistent with the Lock-Up Agreement nor amend or terminate any Lock-Up Agreement without the consent of the Purchasers.

(vi)	Subsequent Equity Sales.

(A)
From the date hereof until such time as no Purchaser holds any of the Notes, the Company shall be prohibited from effecting or entering into an agreement to issue shares of Common Stock, Convertible Securities or Options involving a Variable Rate Transaction or MFN Transaction.

(B)
Without limiting the foregoing, with respect to each Purchaser, from the date hereof until such time as such Purchaser no longer holds any of Notes, in the event the Company issues or sells any shares of Common Stock, Convertible Securities or Options or amends the transaction documents relating to any sale or issuance of Common Stock, Convertible Securities or Options, other than Exempt Issuances, if such Purchaser reasonably believes that the terms and conditions thereunder are more favorable to such investors than the terms and conditions granted under the Transaction Documents, upon notice to the Company by such Purchaser the Company shall amend the terms of this Transaction and the Transaction Documents so as to give such Purchaser the benefit of such more favorable terms or conditions with respect to such portion of Notes still held by such Purchaser.

(vii)
Insurance.  For at least six (6) years following the final Closing, the Company shall continue and maintain in full force and effect directors and officers insurance in such amounts and with such coverage as is currently maintained by the Company with a reputable, financially sound insurance carrier, which insurance shall cover, without limitation, claims arising with respect to actions and omissions of the Company’s officers and directors occurring prior to the final Closing.  The Company shall promptly furnish or cause to be furnished evidence of such insurance to each Purchaser and Board member (including without limitation prior Board members) so requesting same, in form and substance reasonably satisfactory to such Purchaser or Board member.

(viii)
Bank Statements.  Until one of the Milestones are satisfied, upon the written request (which may be by email) of Gemini at any time and from time to time, the Company shall furnish to Gemini a copy of any of the Company’s monthly bank statements requested by Gemini within five (5) days following such request (provided that the Company shall not furnish such statements unless so specifically requested by Gemini). The following are approximately the debts of the company as of February 1, 2010 in a form complaint with reporting on CDEX’s financial statements: Accounts Payable and Accrued Expenses $384,822, Notes Payable and Accrued Interest $1,678,227, accrued legal fees $569,911.15 (of which, $438,159 is to one law firm), deferred compensation $589,259 and accrued payable to a distributor $272,038.

(ix)
Gemini Warrant.  The Company and Gemini shall exchange the Gemini Warrant for a new warrant (“New Warrant”) which is identical to the Gemini Warrant in all respects except that the New Warrant shall be exercisable for 5 million shares at an exercise price of $0.08 per share (each subject to adjustment as set forth therein) and shall expire on June 25, 2015.

(x)
No Assets Disposition; Defeasement.  Prior to Milestone 2 (as defined in the Notes) being satisfied, other than inventory sold in the ordinary course of business, the Company shall not sell, transfer, license, grant a security interest in or otherwise dispose of any assets of the Company (including without limitation any intellectual property) without the prior written consent of each holder of Notes who holds Note(s) with an outstanding balance in excess of $175,000 (each a “Large Noteholder”), which consent may be withheld in his/her/its sole discretion, provided however, that such consent shall not be required with respect to each Large Noteholder for whom the Company (i) places an amount of cash in escrow equal to the outstanding balance (including principal and accrued interest) of such Large Noteholder’s Note(s) minus $175,000 as collateral against such Note(s), and (ii) executes and delivers such escrow agreements, control account agreements and other documents in such form and with such parties as is acceptable to such Large Noteholder in his/her/its sole discretion in order for such Large Noteholder to possess a perfected first priority security interest in such cash escrow account for his/her/its sole benefit to secure the Company’s obligations under such Note(s).

(e)	Other Terms and Provisions.

(i)
Full Force and Effect.  Except as otherwise expressly provided herein, each of the transaction documents pursuant to which the Gemini Note was issued and the other agreements and transactions contemplated thereby (“Gemini Documents”) shall remain in full force and effect, and this Agreement and the transactions contemplated hereby shall not in any way waive or prejudice any of the rights or obligations of Gemini or the Company under the Gemini Documents, under any law, in equity or otherwise, and shall not constitute a waiver or modification of any provision of the Gemini Documents.

(ii)
Attorneys.  For reasons of administrative convenience only, the Purchasers are all utilizing the same Transaction Documents at the Company’s request.  Peter J. Weisman, P.C. does not represent any of the Purchasers except Gemini.

[Signature Page Follows]

IN WITNESS WHEREOF, as of the date first written above, the Parties hereto have duly executed, or caused their authorized officers to duly execute, this Securities Purchase Agreement #CEXI-10-A with file name SPA -- CDEX (Feb 10) v.6.

COMPANY:

CDEX INC.

By:
Name:  Stephen McCommon
Title:    CFO

PURCHASER:

1. Signature:

PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY OR TRUST: (Print Name of Purchaser Entity) By: (Print name of authorized, executing entity, if any; if none, leave blank)		INDIVIDUAL: (Print Name(s)) (Signature)
By: (Signature of Authorized Person) (Print Name and Title of Authorized Person)		(Joint-Owner Signature, if any)
2. Subscription Amount: $ 3. Maximum Ownership Percentage: The Maximum Ownership Percentage shall be 9.9% if no box is checked below.
□ 4.9%	□ 9.9%	□ Other: %	□ None

PURCHASER:
(Print Name)

4. Address for Notices:	With a copy to, if any:
(Name or c/o Name) (Address) (Contact Name) (Facsimile) (Telephone) (Email Address)	(Name) (Address) (Contact Name) (Facsimile) (Telephone) (Email Address)
5. Residence/Organization and TIN:

(State/Jurisdiction of Primary Residence (for individuals) or Organization (for entities))	(Social Security or Employer/Tax Identification Number, if applicable)
6. Special Instructions Where Securities to Be Delivered:

For Common Stock:	For Other Securities:

Exhibit A

FORM OF 10% SENIOR CONVERTIBLE NOTE

Exhibit B

FORM OF SECURITY AGREEMENT

Exhibit C

FORM OF LOCK-UP AGREEMENT